As filed with the Securities and Exchange Commission on September 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Olaplex Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2844	87-1242679
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Address Not Applicable1

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JuE Wong

President and Chief Executive Officer

1187 Coast Village Rd, Suite 1-520

Santa Barbara, CA 93108

(310) 691-0776

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig Marcus Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 (617) 951-7000	Ian D. Schuman, Esq. Erika L. Weinberg, Esq. Senet S. Bischoff, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 (212) 906 - 1200

Approximate date of commencement of proposed sale to public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333- 259116

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of registration fee(3)
Common Stock, $0.001 par value	7,705,000	$21.00	$161,805,000	$17,653

(1)

Represents only the additional number of shares being registered and includes 1,005,000 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-259116).

(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price.
(3)

The registrant previously registered securities with an aggregate offering price not to exceed $1,463,950,000 on a Registration Statement on Form S-1 (File No. 333-259116), which was declared effective by the Securities and Exchange Commission on September 29, 2021. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $161,805,000 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

The Registration Statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

[1]	Olaplex Holdings, Inc. is a fully remote company. Accordingly, it does not maintain a principal executive office.

Explanatory Note and Incorporation By Reference

This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement relates to the public offering of common stock, par value $0.001 per share (“Common Stock”), of Olaplex Holdings, Inc. (the “Registrant”), contemplated by the Registration Statement on Form S-1, as amended (File No. 333-259116), initially filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on August 27, 2021 (as amended, the “Prior Registration Statement”) pursuant to the Securities Act, which was declared effective by the Commission on September 29, 2021. The contents of the Prior Registration Statement, including all amendments and exhibits thereto, are incorporated by reference into this Registration Statement.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of Common Stock offered by the Registrant by 7,705,000, which includes 1,005,000 additional shares that the underwriters have the option to purchase. The additional shares of Common Stock that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinion and consents are listed in Part II, Item 16 hereto and filed herewith.

PART II

Information Not Required in Prospectus

Item 16. Exhibit List

Exhibit Number	Description of Exhibit

5.1	Opinion of Ropes & Gray LLP

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm, as to Penelope Holdings Corp. and Subsidiaries

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm, as to Olaplex Holdings, Inc.

23.3	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

*

Previously filed on the signature page to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-259116), originally filed with the Securities and Exchange Commission on August 27, 2021 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Barbara, State of California, on the 29th day of September, 2021.

Olaplex Holdings, Inc.

By:	/s/ JuE Wong
JuE Wong

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on September 29, 2021.

Signature	Title
/s/ JuE Wong
JuE Wong	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Etic Tiziani
Eric Tiziani	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*
Tiffany Walden	Chief Operating Officer, Chief Legal Officer, Secretary and Director

*
Christine Dagousset	Chair of the Board of Directors

*
Tricia Glynn	Lead Director

*
Deirdre Findlay	Director

*
Janet Gurwitch	Director

*
Martha Morfitt	Director

*
David Mussafer	Director

*
Emily White	Director

*
Michael White	Director

*
Paula Zusi	Director

* By:	/s/ JuE Wong
JuE Wong
As Attorney-in-Fact